UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2016

TRANSATLANTIC PETROLEUM LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

16803 Dallas Parkway Dallas, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Offering of Series A Preferred Shares

On November 4, 2016, TransAtlantic Petroleum Ltd. (the “Company”) issued 921,000 shares of its newly designated 12.0% Series A Convertible Redeemable Preferred Shares, par value $0.01 per share and liquidation preference of $50 per share (the “Series A Preferred Shares”), in private placements under the Securities Act of 1933, as amended (the “Securities Act”). Of the 921,000 Series A Preferred Shares, (i) 815,000 shares were issued in a private placement exchange offer (the “Exchange Offer”) to certain holders of the Company’s 13.0% convertible notes due 2017 (the “2017 Notes”), at an exchange rate of 20 Series A Preferred Shares for each $1,000 principal amount of 2017 Notes, and (ii) 106,000 shares were issued and sold in a private placement (the “Private Offering”) to certain holders of the 2017 Notes.  All of the Series A Preferred Shares were issued at a value of $50.00 per share. Gross proceeds from the Private Offering were $5.3 million, which will be used by the Company for general corporate purposes. After completion of the Exchange Offer, $14.3 million aggregate principal amount of the 2017 Notes remain outstanding.

Pursuant to the Certificate of Designations for the Series A Preferred Shares (the “Certificate of Designations”), each Series A Preferred Share may be converted at any time (after approval of the listing of the common shares issuable upon conversion of the Series A Preferred Shares by the NYSE MKT and Toronto Stock Exchange (the “Listing Condition”)), at the option of the holder, into 45.754 common shares, par value $0.10 per share (“Common Shares”) of the Company (which is equal to an initial conversion price of approximately $1.0928 per Common Share and is subject to customary adjustment for stock splits, stock dividends, recapitalizations or other fundamental changes).  During the period ending on November 4, 2017, the conversion rate will be adjusted on an economic weighted average anti-dilution basis for the issuance of Common Shares for cash at a price below the conversion price then in effect.  Such anti-dilution protection shall exclude (i) dividends paid on the Series A Preferred Shares in Common Shares, (ii) issuances of Common Shares in connection with acquisitions, (iii) issuances of Common Shares under currently outstanding convertible notes and warrants and (iv) issuances of Common Shares in connection with employee compensation arrangements and employee benefit plans.

If not converted sooner, on November 4, 2024, the Company is required to redeem the outstanding Series A Preferred Shares in cash at a price per share equal to the liquidation preference plus accrued and unpaid dividends.  At any time on or after November 4, 2020, the Company may redeem all or a portion of the Series A Preferred Shares at the redemption prices listed below (expressed as a percentage of the liquidation preference amount per share) plus accrued and unpaid dividends to the date of redemption, if the closing sale price of the Common Shares equals or exceeds 150% of the conversion price then in effect for at least 10 trading days (whether or not consecutive) in a period of 20 consecutive trading days, including the last trading day of such 20 trading day period, ending on, and including, the trading day immediately preceding the business day on which the Company issues a notice of optional redemption. The redemption prices for the 12-month period starting on the date below are:

Period Commencing	Redemption Price
November 4, 2020	105.000%
November 4, 2021	103.000%
November 4, 2022	101.000%
November 4, 2023 and thereafter	100.000%

Additionally, upon the occurrence of a change of control, the Company is required to offer to redeem the Series A Preferred Shares within 120 days after the first date on which such change of control occurred, for cash at a redemption price equal to the liquidation preference per share, plus any accrued and unpaid dividends.

Dividends on the Series A Preferred Shares are payable quarterly at the election of the Company in cash, Common Shares or a combination of cash and Common Shares at an annual dividend rate of 12.0% of the liquidation preference if paid all in cash or 16.0% of the liquidation preference if paid in Common Shares. If paid partially in cash and partially in Common Shares, the dividend rate on the cash portion shall be 12.0%, and the dividend rate on the Common Share portion shall be 16.0%. Dividends are payable quarterly, on June 30, September 30, December 31, and March 31 of each year, beginning on December 31, 2016, with the dividend payable on December 31, 2016 being pro-rated for the period from November 4. 2016. The holders of the Series A Preferred Shares also shall be entitled to participate pro-rata in any dividends paid on the Common Shares on an as-converted-to-Common Shares basis.

Except as required by Bermuda law the holders of Series A Preferred Shares will have no voting rights, except that for so long as at least 400,000 Series A Preferred Shares are outstanding, the holders of the Series A Preferred Shares voting as a separate class shall have the right to elect two directors to the Company’s Board of Directors.  For so long as between 80,000 and 399,999 Series A Preferred Shares are outstanding, the holders of the Series A Preferred Shares voting as a separate class shall have the right to elect one director to the Company’s Board of Directors.  Upon less than 80,000 Series A Preferred Shares remaining outstanding, any directors elected by the holders of Series A Preferred Shares shall immediately resign from the Company’s Board of Directors.

The Certificate of Designation also provides that without the approval of the holders of a majority of the outstanding Series A Preferred Shares, the Company will not issue indebtedness for money borrowed or other securities which are senior to the Series A Preferred Shares in excess of the greater of (i) $100 million or (ii) 35% of Company’s PV-10 of proved reserves as disclosed in its most recent independent reserve report filed or furnished by the Company on EDGAR.  In addition, until the Company’s 2017 Notes are repaid in full, the Company will not issue indebtedness for money borrowed (other than ordinary trade indebtedness and up to $30.0 million borrowed from DenizBank A.S.) unless the net proceeds thereof are used (i) to redeem, retire or repay the 2017 Notes, (ii) spud, drill or complete two designated wells, or (iii) used in connection with collateralization or guarantees with respect to the Company’s hedging efforts.

The Company has agreed to use commercially reasonable efforts to file a shelf registration statement for the resale of certain shares of the Series A Preferred Shares and the Common Shares issuable upon conversion of the Series A Preferred Shares prior to November 5, 2017 and have such shelf registration statement declared effective by the Securities and Exchange Commission as soon as practicable after filing.

The preceding description of the terms of the Series A Preferred Shares and the Certificate of Designations is qualified in its entirety by reference to the full text of the Certificate of Designations, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Rule 13d-3”), N. Malone Mitchell 3rd, our Chairman of the Board and Chief Executive Officer, is deemed to beneficially own the Common Shares beneficially owned by Dalea Partners, L.P. (“Dalea”) and Pinon Foundation.  Mr. Mitchell and his wife indirectly own 100% of Dalea. Dalea Management, LLC is the general partner of Dalea and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management, LLC.  Pinon Foundation is a non-profit charitable organization directed by Mr. Mitchell’s spouse.  In the Exchange Offer, Dalea exchanged $2.1 million of 2017 Notes for 41,000 Series A Preferred Shares, and Pinon Foundation exchanged $10.0 million of 2017 Notes for 200,000 Series A Preferred Shares.  In the Private Offering, Dalea purchased 1,000 Series A Preferred Shares for

$50,000, and Pinon Foundation purchased 5,000 Series A Preferred Shares for approximately $250,000.  Prior to the issuance of the Series A Preferred Shares, Mr. Mitchell was deemed to beneficially own 41.4% of the Company’s Common Shares by virtue of Rule 13d-3.  After the consummation of the Exchange Offer and Private Offering and satisfaction of the Listing Condition, Mr. Mitchell is deemed to beneficially own 49.9% of the Company’s Common Shares by virtue of Rule 13d-3 and the limitation on conversion of the Series A Preferred Shares provided in Section 11(k) of the Certificate of Designations.  After the consummation of the Exchange Offer and Private Placement and satisfaction of the Listing Condition, Mr. Mitchell and the entities that he is deemed to control by virtue of Rule 13d-3 collectively own 16,673,142 outstanding Common Shares, or 35.3% of the Company’s outstanding Common Shares, and had the right to acquire an additional 14,363,734 Common Shares.  On a fully diluted basis, assuming the conversion or exercise of all Series A Preferred Shares, restricted stock units, warrants and notes for Common Shares and satisfaction of the Listing Condition, Mr. Mitchell and the entities that he is deemed to control by virtue of Rule 13d-3 collectively would own 31,036,876 Common Shares, or approximately 32.5% of the fully diluted Common Shares of the Company.

Nokomis Capital Master Fund, L.P., a 5% or greater beneficial owner of the Company’s Common Shares, exchanged $12.0 million of 2017 Notes in the Exchange Offer for 240,000 Series A Preferred Shares and purchased 86,000 Series A Preferred Shares in the Private Offering for $4.3 million.

West Family Investments, Inc., a 5% or greater beneficial owner of the Company’s Common Shares, exchanged $5.0 million of 2017 Notes in the Exchange Offer for 100,000 Series A Preferred Shares.  Randy Rochman, Chief Executive Officer for West Family Investments, Inc. and an observer to our Board of Directors, exchanged $750,000 of 2017 Notes in the Exchange Offer for 15,000 Series A Preferred Shares.

ANBE Note Amendment

On October 31, 2016, the Company entered into an amendment of a convertible promissory note (the “Amendment”) with ANBE Holdings, L.P. (“ANBE”), an entity owned by the adult children of Mr. Mitchell and controlled by an entity managed by Mr. Mitchell and his wife. The Company and ANBE are parties to a $5.0 million draw down convertible promissory note (as amended to date, the “Note”) that was due and payable on October 31, 2016.  The Amendment extends the maturity date of the Note from October 31, 2016 to September 30, 2017 provides for the Note to be repaid in four quarterly installments of $0.9 million each in December 2016 and March, June and September 2017 and provides for monthly payments of interest.  In addition, pursuant to the ANBE Amendment, if the Company’s proposed sale of Thrace Basin Natural Gas (Turkiye) Corporation (“TBNG”) is completed prior to the extended maturity date of the Note, then the Company will repay the Note in full with proceeds from the sale of TBNG within five business days from the closing of the sale.  As of October 31, 2016, the Company had borrowed approximately $3.6 million under the Note.

The preceding description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 under the heading “Offering of Series A Preferred Shares” is incorporated by reference into this Item 3.02.

The Series A Preferred Shares have not been registered under the Securities Act and were issued and sold in reliance upon the exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2). Each investor represented to the Company that it is an “accredited investor.” The Series A Preferred Shares also contain appropriate transfer restriction legends.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 under the heading “Offering of Series A Preferred Shares” is incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 1.01 under the heading “Offering of Series A Preferred Shares” is incorporated by reference into this Item 5.03.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
3.1	Certificate of Designations of 12.0% Series A Convertible Redeemable Preferred Shares of TransAtlantic Petroleum Ltd.
10.1	Amendment of Convertible Promissory Note, dated October 31, 2016, by and between ANBE Holdings, L.P. and TransAtlantic Petroleum Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 4, 2016

TRANSATLANTIC PETROLEUM LTD.

		By:	/s/ Chad D. Burkhardt
Chad D. Burkhardt
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Certificate of Designations of 12.0% Series A Convertible Redeemable Preferred Shares of TransAtlantic Petroleum Ltd.
10.1	Amendment of Convertible Promissory Note, dated October 31, 2016, by and between ANBE Holdings, L.P. and TransAtlantic Petroleum Ltd.